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                                                                 EXHIBIT a(1)(e)


                                 AMENDMENT NO. 4
                                       TO
                              AMENDED AND RESTATED
                       AGREEMENT AND DECLARATION OF TRUST
                                       OF
                         AIM INVESTMENT SECURITIES FUNDS


         This Amendment No. 4 to the Amended and Restated Agreement and Declaration of Trust of AIM Investment Securities Funds (this "Amendment") amends, effective as of March 14, 2001, the Amended and Restated Agreement and Declaration of Trust of AIM Investment Securities Funds dated as of November 5, 1998, as amended (the "Agreement").

         NOW, THEREFORE, the Agreement is hereby amended as follows:

         1. Unless defined herein, each capitalized term used in this Amendment shall have the meaning given it in the Agreement.

         2. Section 4.3 is hereby amended and restated in its entirety as follows:

                  "Section 4.3. Action by the Trustees. The Board of Trustees or any committee thereof shall act by majority vote of those present at a meeting duly called (including a meeting by telephonic or other electronic means, unless the 1940 Act requires that a particular action be taken only at a meeting of the Trustees in person) at which a quorum required by the Bylaws is present. Any action that may be taken by the Board of Trustees or any committee thereof by majority vote at a meeting duly called and at which a quorum required by the Bylaws is present, may also be taken by written consent of at least seventy-five percent (75%) of the Trustees or members of the committee, as the case may be, without a meeting, provided that the writing or writings are filed with the minutes of proceedings of the Board or committee. Written consents or waivers of the Trustees may be executed in one or more counterparts. Any written consent or waiver may be provided and delivered to the Trust by any means by which notice may be given to a Trustee. Subject to the requirements of the 1940 Act, the Trustees by Majority Trustee Vote may delegate to any Trustee or Trustees authority to approve particular matters or take particular actions on behalf of the Trust."

         3. All references in the Agreement to "this Agreement" shall mean the Agreement as amended by this Amendment.

         4. Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

         IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of March 14, 2001.



                                                    /s/  ROBERT H. GRAHAM
                                                 ------------------------------
                                                 Name:   Robert H. Graham
                                                 Title:  President